THRIVENT SERIES FUNDS

                                 Form N-SAR for
                           Fiscal Period Ended 6-30-09


                                INDEX TO EXHIBITS


EXHIBIT NO.   ITEM

1.            Matters submitted to a vote of security holders. (Item 77.C.)
              Results of the shareholder votes are provided in the "Additional Information" section of the Registrant's semi-annual report for the period ended June 30, 2009, which is attached as Exhibit 99.77C.

2.            Transactions effected pursuant to Rule 10f-3. (Item 77.O.)

                                                                  Exhibit 99.77C

                             Additional Information
                                  (unaudited)

Proxy Voting

      The policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities are attached to the Fund's Statement of Additional Information. You may request a free copy of the Statement of Additional Information or the report of how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 by calling 1-800-847-4836. You also may review the Statement of Additional Information or the report of how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 at the Thrivent Financial web site (Thrivent.com) or the SEC web site (www.sec.gov).

Quarterly Schedule of Portfolio Holdings

      The Fund files its Schedule of Portfolio Holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. You may request a free copy of the Fund's Forms N-Q by calling 1-800-847-4836. The Fund's most recent Form N-Q Schedule of Investments also is available on the Thrivent Financial web site (Thrivent.com) or the SEC web site (www.sec.gov). You also may review and copy the Forms N-Q for the Fund at the SEC's Public Reference Room in Washington, DC. You may get information about the operation of the Public Reference Room by calling 1-800-SEC-0330.

Results of Special Shareholder Meetings

      A special meeting of shareholders of the Fund convened on May 15, 2009 to elect a Board of Directors for the Fund, which was proposed to consist of the following individuals: F. Gregory Campbell, Herbert F. Eggerding, Jr., Noel K. Estenson, Richard L. Gady, Richard A. Hauser, Paul R. Laubscher, Connie M. Levi, Douglas D. Sims, Constance L. Souders and Russell W. Swansen.

      Shareholder votes rendered the following results:

Name                                  For                Against       Abstain
----                            -----------------     --------------   -------
F. Gregory Campbell             2,230,060,599.297     63,668,730.158         0
Herbert F. Eggerding, Jr.       2,229,626,109.015     64,103,220.440         0
Noel K. Estenson                2,231,231,249.319     62,498,080.136         0
Richard L. Gady                 2,235,029,533.871     58,699,795,584         0
Richard A. Hauser               2,234,611,711.552     59,117,617.903         0
Paul R. Laubscher               2,233,475,854.996     60,253,474.459         0
Connie M. Levi                  2,233,417,037.974     60,312,291.481         0
Douglas D. Sims                 2,236,577,110.600     57,152,218.855         0
Constance L. Souders            2,236,506,034.706     57,223,294.749         0
Russell W. Swansen              2,233,631,600.817     60,097,728.638         0

      In addition, a special meeting of shareholders of the Aggressive Allocation Portfolio, the Moderately Aggressive Allocation Portfolio, the Moderate Allocation Portfolio and the Moderately Conservative Allocation Portfolio convened on May 15, 2009 to approve a new investment advisory fee structure for each of these Portfolios. Shareholder votes rendered the following results:


Name                                                    For               Against           Abstain      Broker Non-Votes
----                                            ----------------     --------------     --------------   ----------------
Aggressive Allocation Portfolio                   34,962,189.804      4,273,250.953      2,716,606.243                  0
Moderately Aggressive Allocation Portfolio       133,332,930.478     12,121,426.891     11,347,691.632                  0
Moderate Allocation Portfolio                    170,235,996.230     15,171,690.144     17,263,857.253                  0
Moderately Conservative Allocation Portfolio      68,205,211.963      5,689,351.130      5,722,625.907                  0

Board Approval of Investment Subadvisory Agreement

      At their meeting on May 28, 2009, the members of the Board of Directors (the "Board"), including the Independent Directors, unanimously voted to approve a new investment subadvisory agreement (the "Subadvisory Agreement") among the Fund (on behalf of Thrivent Partner Technology Portfolio (the "Portfolio")), Thrivent Financial and Goldman Sachs Asset Management, L.P. ("GSAM"). In connection with its approval of the Subadvisory Agreement, the Board considered the following factors: The nature, extent, and quality of the services provided by the Subadviser; the investment performance of the Portfolio; the costs of the services to be provided and profits anticipated to be realized; the extent to which economies of scale may be realized as the Portfolio grows; and whether fee breakpoint levels reflect these economies of scale for the benefit of the Portfolio's shareholders.